EXHIBIT 10.27

Tax Sharing Agreement

This Tax Sharing Agreement is made and entered into as of February 7, 2001 by and among The Dow Chemical Company, a Delaware corporation (“Dow”), as Common Parent, on behalf of itself and the other members of the Dow Group (other than any member of the UCC Group), and Union Carbide Corporation, a Delaware corporation (“UCC”), on behalf of itself and the other members of the UCC Group.

WHEREAS, Dow is the Common Parent of the Dow Group, and files a Consolidated Return for the Dow Group, which prior to February 7, 2001, did not include the UCC Group;

WHEREAS, UCC is the Common Parent of an Affiliated Group comprised of UCC and its Subsidiaries, and prior to February 7, 2001, filed a Consolidated Return for the UCC Group;

WHEREAS, certain state and local consolidated, combined or unitary income or franchise tax returns are filed for various Members or for the Dow Group;

WHEREAS, the UCC Group became part of the Dow Group on February 7, 2001, as a result of a triangular merger transaction;

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.                                       Definitions

The following terms as used in this Agreement, shall have the meanings set forth below:

(a)                                  Affiliated Group shall have the meaning attributed to that term in Section 1504(a) of the Code.

(b)                                 Agreement shall mean this Tax sharing Agreement, as amended from time to time.

(c)           Allowable Tax Attributes are defined in Section 7(b).

(d)           Business Day shall mean a day in the City of New York, N.Y., that is not a legal holiday or a day on which banking institutions are authorized or obligated by law to close.

(e)           Code shall mean the Internal Revenue Code of 1986, as amended, and shall include corresponding provisions of any subsequently enacted federal tax laws.

(f)            Combined Return shall mean any non-federal tax return that (a) is filed on a combined, consolidated or unitary basis between or among (i) the Dow Group, or any Member thereof, and (ii) the UCC Group, or any Member thereof, and (b) where any Member of the Dow Group (other than the UCC Group) makes any payment to the appropriate state or local tax authority on behalf of all Members of the Dow Group and the UCC Group included in such return.

(g)           Common Parent shall have the meaning of that term as it is used in the Consolidated Return Regulations.

(h)           Completion means for any Taxable Year of the Dow Group, shall mean the date on which the final Consolidated Return is filed.

(i)            Consolidated Return, for any Taxable Year of the Dow Group, shall mean a consolidated federal income tax return filed pursuant to section 1501 of the Code by the Common Parent for such Taxable Year.

(j)            Consolidated Return Regulations shall mean Income Tax Regulations Sections 1.1502-1 through 1.1502-100 (26 C.F.R.), as amended from time to time.

(k)           Dow Group, as of any particular date, shall mean the Affiliated Group of which Dow (or any successor thereto) is the Common Parent as of such date.

(l)            Dow Group Consolidated Tax Liability shall mean the consolidated U.S. federal income tax liability of the Dow Group for any Taxable Year for which the Dow Group files a Consolidated Return.

(m)          Effective Date shall mean February 7, 2001.

(n)           Final Determination shall mean with respect to any issue or item (i) the execution of a final irrevocable closing agreement or other settlement agreement with the Service or the relevant state or local taxing authorities, (ii) the expiration of the time for filing a claim for refund or, if a refund claim has been timely filed, the expiration of the time for instigating suit in respect of such refund claim, (iii) the expiration of the time for filing a petition with the Tax Court or the relevant state or local tribunal if no such petition has been filed and no suit has been investigated in respect of the subject matter of such petition, or (iv) a final unappealable decision of any court of competent jurisdiction.

(o)           Includible Corporation shall have the meaning attributed to that term in section 1504(b) of the Code.

(p)           Income Tax Regulations shall mean the regulations (26 C.F.R.), as amended from time to time, promulgated to the Code.

(q)           Member, for any Taxable Year of the Dow Group, shall mean any corporation (or any predecessor in interest to such corporation under section 381 of the Code or otherwise which was or is an Includible Corporation) which at any time during such Taxable Year is an Includible Corporation that is included in the Dow Group and shall include such corporation which at any time during such Taxable Year is the Common Parent.

(r)            Separate Taxable Income means for any non-federal jurisdiction, with respect to any UCC Member, the taxable income allocated to such jurisdiction for any taxable year (but in no case less than zero), determined without reference to any carrybacks or carryforwards of any net operating loss, net capital loss, charitable contribution or other item attributable to any other taxable period, as determined on a basis consistent with the manner in which the members of the Dow Group’s Separate Taxable Income has been determined.

(s)           Service shall mean the Internal Revenue Service.

(t)            Subsidiary shall mean as to any entity (including the parent corporation) a corporation that would be an Includible Corporation in an Affiliated Group of which the parent corporation would be the Common Parent.

(u)           Tax Attributes are defined in Section 7(b).

(v)           Taxable Year shall mean any taxable year or portion thereof beginning on or after January 1, 2001 with respect to which a Consolidated Return is filed on behalf of the Dow Group which includes any UCC Member  (or any successor corporation) provided, however, that if any UCC Member is included in the Dow Group for only a portion of a Taxable Year of the Dow Group, the “Taxable Year” with respect to such UCC Member shall include only that portion of the Taxable Year in which such UCC Member is included in the Dow Group.

(w)          UCC Group, as of any particular date, shall mean the Affiliated Group of which UCC (or any successor thereto) is the Common Parent as of such date.

(x)            UCC Member shall mean UCC and those present and future corporations that would be considered Includible Corporations of an Affiliated Group of which UCC would be the Common Parent if it were not includible in the Dow Group.

(y)           UCC Member’s State and Local Tax Liability shall equal for each Combined Return, (i) the Separate Taxable Income of each UCC Member that is included in a Combined Return and has nexus in the jurisdiction for which the Combined Return is filed, divided by (ii) the sum of the Separate Taxable Incomes for all members of the Dow Group that are included in the Combined Return and have nexus in such jurisdiction, multiplied by (iii) the total tax liability, net of any tax credits (including net operating losses), reflected on such Combined Return.

(z)            UCC Member’s Federal Tax Liability shall, for any Taxable Year, mean the UCC Member’s United States federal income tax liability determined by Dow pursuant to this Agreement.  In making such computation for any such Taxable Year, such liability shall be determined using any simplifying assumptions and convention Dow, in its sole discretion, deems necessary to minimize the administrative burden of making such calculations, including:

(i) Utilizing the highest rate of U.S. federal corporate tax in effect for such taxable year under section 11 of the Code, as though such rate were the only income tax rate in effect for such Taxable Year, and

(ii) Assuming that the alternative minimum tax imposed by Section 55 of the Code is inapplicable.

2.             Scope and Cooperation

(a)           Scope. This Agreement relates solely to (i) U.S. federal income tax liabilities and (ii) income tax liabilities with respect to certain state and local jurisdictions in which any UCC Member  participates with Dow or any Subsidiary of Dow (other than UCC or any of its subsidiaries) in the filing of a Combined Return.

(b)           Cooperation. Dow and UCC shall cooperate, and each shall cause its respective Subsidiaries to cooperate fully in the implementation of this Agreement on a consolidated basis, including but not limited to, providing promptly to the requesting party such assistance and documentation (at the expense of the providing party) as may be requested by such party in connection with the preparation or filing of the Consolidated Return (and any Combined Return), and the conduct of any audit or other examination, or judicial or administrative proceeding or determination relating thereto.

3.             Filing of Returns

(a)           Appointment of Dow as Agent For Consolidated Return. UCC and each of its Subsidiaries hereby appoint Dow as their agent, with respect to all periods during which UCC or such Subsidiary, as the case may be, is a Member of the Dow Group, for the purpose of filing the Consolidated Return and for making any election or application or taking any action in connection therewith on behalf of UCC and such Subsidiary. Nothing herein shall be construed as requiring Dow to file a Consolidated Return for any Taxable Year; provided, however, that if Dow decides not to file a Consolidated Return it shall notify UCC in writing within a period reasonably sufficient to permit UCC to file timely returns for the UCC Members.

(b)           Dow Control Over Consolidated Return.  Dow shall prepare and file, or cause to be prepared and filed, the Consolidated Return and any other documents or statements required to be filed with the Service that pertain to the determination of the Dow Group Consolidated Tax Liability for each Taxable Year of the Dow Group. In its sole and absolute discretion, but after prior good faith consultation with UCC on issues which impact any UCC Member’s Tax Liability (if requested by such UCC Member), Dow shall have the right with respect to any Consolidated Return that it has filed or will file to determine :

(i)  the manner in which such Consolidated Return, as well as any other documents or statements incidental or related thereto shall be prepared and filed, including without limitation, the manner in which any item of income, gain, loss, deduction, expense or credit of any UCC Member  shall be reported therein or thereon;

(ii)  whether any extensions (including extensions of the date for filing or any statue of limitations) with respect to any Consolidated Return will be requested;

(iii)  the elections that will be made in any such Consolidated Return by any Member, including without limitation, elections by any UCC Member;

(iv)  whether to file an amended Consolidated Return and to prosecute, compromise or settle any claim for refund set forth therein; and

(v)  whether any refunds to which the Dow Group may be entitled shall be passed by way of cash refund or credited against the Dow Group Consolidated Tax Liability for any Taxable Year or Taxable Years of the Dow Group.

UCC and each Subsidiary of UCC hereby irrevocably appoints Dow as its agents and attorney-in-fact to take any action (including the execution of documents) as Dow may deem appropriate to effect the foregoing.  Nothing contained in this Agreement shall limit Dow’s discretion to determine the manner in which any item shall be reported on the Consolidated Return.

(c)           Appointment of Dow as Agent for Certain Combined Returns.  UCC and each Subsidiary of UCC hereby appoint Dow as their agent with respect to all periods during which UCC or such Subsidiary, as the case may be, is a Member of the Dow Group, for the purpose of filing any Combined Return that Dow (or any Subsidiary of Dow, other than UCC or any of its Subsidiaries) may elect to file, and making any election or application or taking any action (including any extension of statues of limitation) in connection therewith on behalf of UCC and such Subsidiary.  UCC and each of its Subsidiaries hereby consent to the filing of such returns, and to the making of such elections and applications.  Nothing contained in this Agreement shall be construed as requiring Dow or any Subsidiary of Dow to file a Combined Return on behalf of UCC or any Subsidiary of UCC for any Taxable Year.  Dow shall in its sole and absolute discretion determine whether and with respect to which jurisdictions UCC or any of its Subsidiaries shall participate in the filing of any Combined Return.

(d)           Other Returns.  UCC and its Subsidiaries shall be solely responsible for filing all tax returns not described in subsections (b) and (c) of this Section 3 and that relate solely to UCC and/or its Subsidiaries.

(e)           Assistance and Responsibility For Support of Returns; Provisions of Financial Data.  UCC and its Subsidiaries shall assist Dow in the filing, to the extent permitted by law, of a Consolidated Return and such Combined Returns as Dow elects to file or cause to be filed, by maintaining such books and records and providing such information as may be necessary or useful in the filing of such returns and executing any documents and taking any actions which Dow may reasonably request in connection therewith including without limitation designing and implementing systems, processes and programs for the compilation and review of financial data; the review of transactions and accounting methods; and the preparation of returns and of supporting documentation to assure that such returns and all related reports and schedules are complete and accurate.  UCC shall, at its own expense, provide Dow with all information required by Dow to reflect completely and accurately the financial results of the UCC Members in the Dow Group’s Consolidated Return (or a Combined Return).  Such information shall be in such form as determined by Dow from time to time and shall be delivered to Dow on a mutually agreed upon date, but in no event later than the first business day in June of the year following such Taxable Year.  UCC shall, at its own expense, maintain sufficient books, records and expertise to support all returns, positions taken thereon and methods used to prepare such returns until there has been a Final Determination with respect to all issues included on such returns.  Dow and UCC shall provide one another with such other information concerning such returns and the application of payments made under this Agreement as Dow or UCC may reasonably request of one another.

4.             Union Carbide Tax Calculations

For each Taxable Year for which a Consolidated Return or Combined Return is filed and UCC or any Subsidiary of UCC is a Member of the Dow Group, Dow shall calculate each  UCC Member’s tax liability for that portion of the Taxable Year in which the UCC Member  is included in the Dow Group.  Dow shall determine the impact to the separate UCC Members of the Code provisions that require consolidated calculations but with any simplifying conventions and assumptions approved or suggested by the Tax Director of Dow.  The calculation shall include gains and losses with respect to deferred intercompany transactions if, and only if, and to the extent that, such gains or losses are actually restored and reflected on the Dow Group’s Consolidated Return.

5.             Payments by UCC Members

(a)           UCC Member’s  Federal Tax Liability.  For each Taxable Year of the Dow Group, UCC Members shall pay to Dow the amount of the UCC Member’s Federal Tax Liability in the manner provided in Section 9(a) hereof on or before December 31 of the year following the applicable Taxable Year.

(b)           UCC Member’s State and Local Tax Liability.  For each Taxable Year with respect to which UCC or any of its Subsidiaries Participates in the filing of a Combined Return such UCC Member shall pay to Dow, within 30 days of receipt of a bill from Dow, the UCC Member’s State and Local Tax Liability for such Taxable Year.

(c)           Other Taxes.  UCC shall be solely responsible for paying tax with respect to all tax returns that UCC or any of its Subsidiaries have responsibility for filing pursuant to this Agreement.

6.             Payments to UCC Members

Any payment that UCC Members may be entitled to receive with respect to their last  Taxable Year pursuant to Section 7(c) hereof shall be paid to such UCC Member in the manner provided in Section 9(a) hereof on or before December 31 of the calendar year following the end of the applicable Taxable Year.

7.             Use of Attributes; Additional Rights and Obligations Upon Deconsolidation

(a)           In determining the Dow Group’s Consolidated Tax Liability and in preparing the Consolidated Return for each taxable year, Dow may utilize on behalf of the Dow Group all the tax attributes and other items of income, gain, loss, deduction, expense, credit, etc. of UCC and its Subsidiaries arising in such taxable year or which arose in another taxable year or taxable years and which properly may be carried back or carried forward to such taxable year, without regard to whether such attributes and items are concurrently being, have previously been or may subsequently be utilized in determining for any Taxable Year or Taxable Years, any UCC Member’s Tax Liability.  Except as expressly provided in Section 7(b) and Section 8 of this Agreement, no UCC Member  shall in any manner be entitled to any compensation for the use of any attributes and other items of income, gain, loss, deduction, expense, credit, etc. of any UCC Member.  Moreover, in the event any UCC Member ceases for any reason to be a Member of the Dow Group either (A) after any of its tax attributes or items of income, gain, loss, deduction, expense, credit, etc. has been utilized by Dow on behalf of the Dow Group in determining the Dow Group’s Consolidated Tax Liability for any Taxable Year or Taxable Years of the Dow Group, but before such UCC Member has utilized such attribute or item (in whole or in part) in reducing its payment obligation under Section 5(a) of this Agreement for any Taxable Year or Taxable Years, or (B) after any of its tax attributes or items of income, gain, loss, deduction, expense, credit, etc. has been utilized by such UCC Member in reducing its payment obligation under Section 5(a) of this Agreement for any Taxable Year or Taxable Years, but before the Dow Group has utilized such attribute or item (in whole or in part) in determining for any Taxable Year or Taxable Years, the Dow Group Consolidated Tax Liability, neither the Dow Group nor the UCC Member, as the case may be, shall be obligated or required to compensate such other party in any manner for any amount as a result to the occurrence of such event, except as expressly provided in Sections 7 and 8 below.

(b)           Dow shall determine tax attributes, including but not limited to, foreign tax credits, net operating losses and general business credits (collectively “Tax Attributes”), for each UCC Member on a separate Member basis.  For example, the net operating loss of a UCC Member shall equal the separate net operating loss of such member and not its share of any consolidated net operating loss of the Dow Group.  The foreign tax credits of a UCC Member shall equal the foreign taxes paid or deemed paid by such UCC Member.  The research and experimentation credits of a UCC Member shall equal such Member’s share of the consolidated research and experimentation credit as determined pursuant to Income Tax Regulation Sections 1.41-6.  Dow will use reasonable simplifying assumptions and conventional, including assumptions relating to the order Tax Attributes are utilized, and the manner in which expiration of Tax Attributes are shared among Dow Group Members, including UCC Members.

(c)           Dow shall annually determine the amount of Tax Attributes allowed to be used by each UCC Member to reduce such UCC Member’s payment obligation to Dow hereunder.  Dow shall determine the cumulative Tax Attributes of each UCC Member during taxable periods when it is a member of the Dow Group or carried to such a period from a separate return period by category for each UCC Member which shall be reduced by sum of the following:

(i)  The amount of any Tax Attributes by category that the UCC  Member would carry to a separate return year if  it ceased to be a member of the Dow Group ; and

(ii)  The UCC Member’s allocable share of any Tax Attributes that expired at the Dow Group level ; and

(iii)  The amount of any Tax Attributes  used by the UCC  Member to reduce the UCC Member’s payment obligation to Dow for previous Taxable Years  in accordance with this Agreement.

The amount of Tax Attributes by category remaining after the above described calculation is hereinafter referred to as “Allowable Tax Attributes”. A UCC Member may reduce its payment obligation to Dow under Section 5(a) of this Agreement by the value of the Allowable Tax Attributes.  A UCC Member may not carry back Allowable Tax Attributes to reduce its payment obligations to Dow for previous Taxable Years.

(d)           In the event UCC or any of its Subsidiaries ceases for any reason to be a Member of the Dow group, then within 60 days after the filing of the Consolidated Return for the last Taxable Year that UCC or such Subsidiary was included therein, Dow shall inform UCC or such subsidiary, as the case may be, of the amount of Allowable Tax Attributes as of the end of the UCC Member’s last Taxable Year.  Dow shall pay the UCC Member the value (as defined below) of such Allowable Tax Attributes that are not  used by the UCC Member to reduce its payment obligation to Dow pursuant to this Agreement.  Dow’s determinations pursuant to this Section 7(d) shall be presumptively correct and shall be binding on the parties hereto.  For purposes of this Section 7(d), tax credits shall be valued on a dollar-for-dollar basis and losses or deductions shall be valued at the highest marginal federal tax rate applicable to corporations for the UCC Member’s last Taxable Year.

(e)           If a UCC Member at any time acquires the assets and properties of another UCC Member pursuant to a transaction to which Section 381 of the Code applies or otherwise, the acquiring UCC Member shall, from and after the date of such acquisition, be responsible for all of the undertakings and obligations of such other UCC Member hereunder and shall, from after such date, be entitled to receive any and all payments that such other UCC Member would be entitled to receive hereunder.  Provided such other UCC Member ceases to exist solely as a result of such transaction, such event shall not, except as expressly provided herein, in any way result in any acceleration of the time at which any payments hereunder are due to or from such other UCC Member, and except as expressly provided herein to the contrary, all such payments shall be made to or by the acquiring UCC Member at the same time or times that such payments would be payable to or by such other UCC Member had such other UCC Member continued to exist as a UCC Member hereunder.

8.             Adjustments

(a)           If any adjustment is made with respect to a Taxable Year during which UCC or any of its Subsidiaries is a member of the Dow Group to any item of income, gain, loss, deduction, expense or credit of UCC or any Subsidiary of UCC by reason of the filing of an amended Consolidated Return (or an amended Combined Return), a claim for refund with respect to such Taxable Year or an audit with respect to such Taxable Year by the Service (or the applicable State and Local taxing authority), the amounts, if any, due to or from UCC or a UCC Subsidiary under this Agreement shall be redetermined by taking into account any such adjustment and applying the procedures set forth in this Agreement.  Dow shall have sole and absolute discretion, but after prior good faith consultation with the Tax Director of UCC, to determine whether and in what amount an adjustment applies to UCC or any of its Subsidiaries. If, as a result of such redetermination, any amounts due to or from UCC under this Agreement differ from the amounts previously paid, then except as herein provided, payments of such difference together with any interest, penalty or addition to tax properly allocated to UCC shall be made as an adjustment to the UCC Member’s Tax Liability for the current Taxable Year.  If such UCC Member is no longer a Member of the Dow Group, then instead of making an adjustment to the UCC Member’s Tax Liability, the same amount shall be paid to UCC or by UCC in the manner provided in Section 9(a) as follows:  (a) in the case of an adjustment resulting in a credit or refund of tax, within 10 calendar days of the date on which such refund or notice of such credit is received by Dow or the UCC Member with respect to such adjustment, or (b) in the case of an adjustment resulting in a payment of additional tax, within 10 calendar days of the date on which such additional tax is paid.  Any interest, penalty or addition to tax will be allocated as Dow, in its discretion, deems just and proper in view of all applicable circumstances (to the extent practicable, however, such allocations shall reflect the amount of interest that the UCC Member would have paid on a stand alone basis).

Nothing in this Section 8 shall be construed to entitle UCC or any Subsidiary of UCC to receive a double benefit or compensation with respect to any attribute.

9.             Remittance by and to UCC

(a)           Until such time as Dow notifies UCC in writing to the contrary, any and all payments that UCC and its Subsidiaries are required to make hereunder shall be made and remitted by UCC and its Subsidiaries directly to Dow.  Dow shall be responsible for making all payments required to be made hereunder to UCC and its Subsidiaries.

(b)           Any payments required to be made hereunder that are not made on or before such date on which such payment is due under the terms of this Agreement shall bear interest at the rate specified from time to time pursuant to section 6621(a)(2) of the Code, and the party to whom such payment is due shall be entitled to receive interest computed at such rate upon the late payment of any such amount which is required at any time to be paid hereunder.

10.          Carrybacks

If part or all of an unused consolidated net operating loss or tax credit of UCC or one of its Subsidiaries arises in a year in which UCC or such Subsidiary is not a Member of the Dow Group and is carried back to a year in which UCC or such Subsidiary is a Member of the Dow Group, any refund or reduction in tax liability arising from the carryback will be retained by or allocated to Dow.  Dow shall have no obligation to pay to UCC or its Subsidiaries the amount of any refund or credit of federal income tax that Dow may receive as a result of such carryback (nor will such occurrence affect the calculation of Allowable Tax Attributes).

11.          Allocation of Dow Group Consolidated Tax Liability For Purposes of Determining Earnings and Profits

The Dow Group Consolidated Tax Liability for each Taxable Year of the Dow Group shall, for purposes of determining the earnings and profits of each Member, be allocated among the Members in accordance with the methods prescribed in Section 1.1552-1(a)(2) of the Income Tax Regulations.  Notwithstanding the foregoing, Dow may, in its sole and absolute discretion, change the method set forth above to the extent that is it permitted to do so by applicable law; provided further that such change in method is consistently applied to all Members of the Dow Group.

12.          Dow Control of Conduct of Audits, Litigation, Expenses

(a)           In any audit, conference or other proceeding with the Service or the relevant state or local authorities, or in any judicial proceedings concerning the determination of the Dow Group Consolidated Return Liability or the state or local income tax liability of any consolidated, combined or unitary group including Dow or any of it Subsidiaries (other than UCC or a Subsidiary of UCC) and UCC (or any of the Subsidiaries of UCC), Dow shall have the exclusive right to contest (with the participation of the Tax Director of UCC) in (a) any examination by the Service at the district level or by any state or local authority, or (b) the preparation and submission of any protest brief or other submission to the  Service’s appellate division (or in any similar administrative proceeding before any state or local authority), compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of such proceeding and to extend or refuse to extend the applicable time period for making assessments or adjustments.  UCC and each subsidiary of UCC hereby appoints Dow as its agent for the purpose of conducting such contest or proposing and concluding any such compromise and settlement.  Dow shall have control over the proceedings, but shall confer in good faith with UCC regarding any proposed adjustment bearing on any material liability of UCC pursuant to this Agreement.  UCC shall support any audit or other examination or judicial or administrative proceeding with respect to any Taxable Year, at its own expense, in any reasonable way requested by Dow.  Nothing herein shall limit Dow’s discretion to determine whether and in what amount an item arising from UCC or any UCC Subsidiary shall be conceded or otherwise compromised and whether and in what amount an item results in an adjustment to UCC or any UCC Subsidiary described in Section 8(a); provided, however, that such decision shall be made only after full and complete good faith consultation with the Tax Director of UCC.

(b)           Expenses.  UCC shall reimburse Dow for all expenses (including, without limitation, legal and accounting fees) incurred by Dow in the course of proceedings described in this Section 12 to the extent such expenses are allocable, in Dow’s sole and absolute discretion, but after prior good faith consultation with UCC (if requested by the Tax Director of UCC), to UCC Member items.

13.          Partnership Interests

In connection with any partnership interest for which UCC or a UCC Subsidiary is the Tax Matters Partner, UCC shall to the maximum extent feasible make elections, use accounting methods, and report positions with respect to such partnership interest that are consistent with positions reported on the Dow Group’s Consolidated Return and report positions on any other tax returns that consistent with those reported for such partnership interest on the Dow Group’s Consolidated Return.  UCC shall confer in good faith with Dow in advance regarding any such item which may be or could be inconsistent with items on the Dow Group’s Consolidated Return.

14.          Administration; Resolution of Disputes

The provisions of this Agreement will be administered by Dow.  Except as otherwise expressly governed by the terms of this Agreement, Dow may use any reasonable method in making any computations or allocations hereunder, and Dow’s calculations will be conclusive.

15.          Indemnification Against Joint and Several Liability

Except as may be expressly provided otherwise in this Agreement, Dow shall be liable for, and agrees to defend, hold harmless and indemnify the UCC Members from and against, any and all taxes (and any interest, penalties and similar amounts relating thereto of the Dow Group (other than the UCC Members), including, but not limited to, any such taxes (and any interest, penalties and similar amounts relating thereto) for which any UCC Member is or may be or become liable for under any successor or transferee liability law or other similar law under Section 1.1502-6 or 1.1502-78(b) of the Income Tax Regulations or any similar provision under any applicable foreign, state, or local law.

16.          Interpretation

This Agreement is intended to provide for the calculation and allocation of certain federal and state and local income tax liabilities between the Dow Group (other than UCC and its Subsidiaries) and the UCC Member, and any situation or circumstances concerning such calculation and allocation that is not specifically contemplated hereby or provided for herein shall be dealt with in a manner consistent with the underlying principles of calculation and allocation in this Agreement.

17.          Effect of Agreement

This Agreement shall determine the liability of Dow and the UCC Members as to the matters provided for herein, whether or not such determination is effective for purposes of the Code or of state or local revenue laws, for financial reporting purposes or any other purpose.

18.          Term

This Agreement will apply to Taxable Years ending after the Effective Date and all subsequent Taxable Years, unless Dow and any UCC Member agree in writing to terminate this Agreement.  Notwithstanding such termination, this Agreement will continue in effect with respect to any payment or refunds due for all Taxable Years prior to termination.  Any UCC Member that leaves the Dow Group will be bound this Agreement.  The failure of one or more parties hereto to qualify for inclusion in the Consolidated Return filed by Dow will not operate to terminate this Agreement with respect to the other parties as long as two or more parties hereto continue to so qualify.

19.          Assignment

Rights and obligations under this Agreement will not be assignable by any party without the prior written consent of the other parties.

20.          Confidentiality

Dow, and the UCC Members agree that any information furnished among one another pursuant to this Agreement is confidential and, except as and to the extent required during the course of the preparation or returns or the conduct of an audit or litigation, shall not be disclosed to other persons.

21.          Documentation

All material, including but not limited to, returns, supporting schedules, work papers, correspondence, and other documents relating to the Consolidated Return and any Combined Returns filed for a Taxable Year subject to this Agreement will be made available to any party to the Agreement during regular business hours for a minimum period equal to applicable federal and state record retention requirements (or the applicable statue or limitations period).

22.          Additional Members

The parties hereto specifically recognize that from time to time other Subsidiaries of Dow and UCC may become or become or become again Members of the Dow Group and hereby agree that this Agreement shall be deemed to have been adopted and affirmed, or readopted and reaffirmed, by such Subsidiary.  Dow and UCC shall, upon the written request of the other, cause any of their respective Subsidiaries formally to ratify and execute this Agreement.

23.          Tax Law Changes

Any alteration, modification, addition, deletion, or other change in the Code or the Income Tax Regulations (or the applicable state and local tax provisions) will automatically be applicable to this Agreement when changed.

24.          Successors and Assigns

This Agreement will bind and inure to the benefit of the respective successors and assigns of the parties hereto; but no assignment will relieve any party of its obligations hereunder without the written consent of the other parties.

25.          Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

26.          Headings

The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof or affect the interpretation of this Agreement.

27.          Severability

If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent practicable.  In any event, all other provisions of this Agreement shall be deemed valid, binding and enforceable to their full extent.

28.          Entire Agreement

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and, except as expressly contained herein there are no written or oral promises, covenants, undertakings, representations or warranties of the parties with respect to the subject matter hereof.

29.          Notices

                Any notices or other communications required or permitted by this Agreement shall be effective upon the receipt, shall be in writing personally delivered or mailed by registered or certified mail, return receipt requested, or sent by facsimile to the persons and addresses shown below:

(a)                                  With respect to Dow:

The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

Attention:  Mr. Chuck Hahn, Director of Taxes

(b)                                 With Respect to UCC

Union Carbide Corporation

39 Old Ridgebury Rd.

Danbury, CT 06817-0001

Attention:  Mr. John Dearborn, President

30.          Governing Law

This Agreement shall be construed and interpreted, and all rights and liabilities of the parties hereto, with respect to this Agreement shall be governed by the laws of the State of Delaware, U.S.A.

IN WITNESS WHEREOF, the parties respective authorized representatives executed this Agreement on the dates below their respective signatures, but effective as of February 7, 2001.

THE DOW CHEMICAL COMPANY

BY	/s/ Charles J. Hahn
Name:	Charles J Hahn
Title:	Director of Tax and Assistant Secretary
Date	December 20, 2002

UNION CARBIDE CORPORATION ON BEHALF OF THE UCC MEMBERS

BY	/s/ Edward W. Rich
Name:	Edward W Rich
Title:	Vice President and Treasurer
Date	December 20, 2002